Exhibit 99.1

Contact:	Tricia J. Richardson Senior Manager, Investor Relations Novavax, Inc. 1 240-268-2031
NOVAVAX Reports Positive Clinical Results from
Pivotal Study of H1N1 Influenza Vaccine in Mexico
•	Independent Data and Safety Monitoring Board (DSMB) finds that a single dose of 15 mcg or 45 mcg of H1N1 VLP is well tolerated and produces a robust immune response

•	Early data show Novavax’s VLP vaccine met the seroconversion and seroprotection criteria recommended by the U.S. and European regulatory authorities

•	DSMB recommends 15 mcg single dose vaccine regimen for Stage B (3,000 subjects) of the pivotal study

•	Enrollment for Stage B to begin immediately
ROCKVILLE, MD (December 2, 2009) — /PRNewswire-FirstCall/ — Novavax, Inc. (NASDAQ: NVAX) today reported favorable initial results from the first stage of a two-stage pivotal Phase II study evaluating the safety and immunogenicity of the company’s 2009 H1N1 virus-like particle (VLP) pandemic influenza vaccine. Novavax is conducting this study in collaboration with Avimex Laboratories of Mexico to support registration of the vaccine in Mexico and potentially other countries.
In Stage A of this study, 1,000 healthy volunteers aged 18 to 64 years old were enrolled to receive two doses of 5 mcg, 15 mcg or 45 mcg of Novavax’s 2009 H1N1 pandemic influenza VLP or a placebo to determine the safety and immunogenicity of the vaccine. The DSMB reviewed preliminary safety and immunogenicity data 14 days post dose one from a subset of approximately 500 subjects enrolled in this stage of the trial. The vaccine was found to be well tolerated at all three dose levels and exhibited no systemic side effects in this review period. Local site reactions were mild. In this subset of 500 subjects from Stage A, the hemagglutinin inhibition (HAI) antibody titers 14 days post dose one in the 15 and 45 mcg arms met the seroconversion and seroprotection criteria recommended by the U.S. and European regulatory authorities. Based on these findings, the DSMB recommended that the study proceed to Stage B of testing in which vaccine safety will be evaluated in 3,000 subjects with a 15 mcg single dose regimen. The safety and immunogenicity data from all 1,000 subjects in Stage A will be available in January, 2010.
Dr. Rahul Singhvi, President and Chief Executive Officer of Novavax, stated: “We believe this is the best possible outcome for our vaccine development program because it suggests that a single 15 mcg dose of our 2009 H1N1 VLP pandemic influenza vaccine will be well tolerated, immunogenic and competitive with currently marketed H1N1 influenza vaccines which are being administered at the same dose. The trial’s speedy turnaround from start of enrollment on October 19, 2009 to data review in less than six weeks is a testament to the enormous dedication of the Mexican-U.S. team. It is also clear evidence of what Novavax’s technology is capable of providing as a rapid response to a pandemic situation. The DSMB’s decision will enable us to begin enrollment in the second stage of this trial immediately and begin final preparations for possible registration and commercialization of this promising vaccine in Mexico and potentially other countries.”

About VLPs
Virus-like particles (VLPs) mimic the external structure of viruses but lack the live genetic material that causes viral replication and infection. VLPs can be designed quickly to match individual viral strains and be produced efficiently using portable cell-culture technology. Novavax’s VLP-based vaccine candidates are produced more rapidly than egg-based vaccines by using proprietary, portable, recombinant cell-culture technology.
About Novavax
Novavax, Inc. is a clinical-stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology. The company produces potent VLP-based recombinant vaccines utilizing new and efficient manufacturing approaches. Novavax is committed to using its VLP technology to create country-specific vaccine solutions. The company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India. Additional information about Novavax is available on the company’s website: www.novavax.com.
Forward-Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical trials and development of the 2009 H1N1 vaccine, the potential use of any data from clinical trials and other anticipated milestones in Mexico and other countries, including the U.S. and the E.U., are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including full and complete clinical trial results, which may not be sufficient for regulatory approval in Mexico or may indicate safety concerns not yet encountered; even if the subset results reported today or other final and complete results of the planned clinical trial are positive, the data may not be accepted by regulatory bodies in the U.S., the E.U. or other countries or the 2009 H1N1 vaccine may not be approved by the Mexican government or additional clinical trials may be required; if approved by the Mexican government, approval of the 2009 H1N1 vaccine may not be timely and thus may not be granted until after the 2009/2010 influenza season has ended; sales of the 2009 H1N1 vaccine are not scheduled to begin in Mexico until late in the 2009/2010 influenza season which could result in poor sales; Avimex is expected to be responsible for sales of the 2009 H1N1 vaccine in Mexico, thus, the Company would be dependent on Avimex’s sales effort; Xcellerex, a third party manufacturer engaged to produce commercial quantities of the 2009 H1N1 vaccine, has not manufactured the Company’s 2009 H1N1 vaccine at commercial levels and the Company has not manufactured any vaccine at a commercial level; unanticipated costs and delays during the scale-up process; the manufacturing process will be subject to inspection and validation, which could also result in delays; the 2009 H1N1 vaccine must be manufactured quickly, or it may not be available for sale in Mexico until after the 2009/2010 influenza season has ended; there is no currently available data for any Novavax vaccine in the elderly, but the Company is currently conducting a clinical trial of its seasonal vaccine in elderly subjects and the results of that trial are not expected to be available until the first quarter of 2010; competition from already approved vaccines for the 2009 H1N1 influenza; business abilities and judgment of personnel and corporate partners; and the availability of qualified personnel. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
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